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                                                                    Exhibit 99.1

Exhibit 99.1 - Cautionary Statements

Information provided herein by Papa John's contains, and from time to time we may disseminate materials and make statements which contain "forward looking" information within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"), including information within Management's Discussion and Analysis of Financial Condition and Results of Operations. The following cautionary statements are being made pursuant to the provisions of the Act and with the intention of obtaining the benefits of the "safe harbor" provisions of the Act. Although we believe that our expectations are based on reasonable assumptions, actual results may differ materially from those in the forward looking statements as a result of various factors, including but not limited to, the following:

1. Our ability and the ability of our franchisees to continue to expand through the opening of new restaurants is affected by a number of factors, many of which are beyond our control and our franchisees' control. These factors include, among other things, selection and availability of suitable restaurant locations, increases in food, paper and labor costs, negotiation of suitable lease or financing terms, constraints on permitting and construction of other restaurants, higher than anticipated construction costs, and the hiring, training and retention of management and other personnel. Accordingly, there can be no assurance that we or the Papa John's franchisees will be able to meet planned growth targets or open restaurants in markets now targeted for expansion.

2. The restaurant industry is intensely competitive with respect to price, service, location and food quality, and there are many well-established competitors with substantially greater financial and other resources than Papa John's and our franchisees. Some of these competitors have been in existence for a substantially longer period than us or our franchisees and may be better established in the markets where restaurants operated by Papa John's or our franchisees are, or may be, located. A change in the pricing or other marketing or promotional strategies of one or more of our major competitors could have an adverse impact on sales and earnings at restaurants operated by us and our franchisees.

3. An increase in the cost of cheese or other commodities could adversely affect the profitability of our restaurant operations. Cheese, representing approximately 40% of our food cost, and other commodities are subject to seasonal fluctuations, weather, demand and other factors that are beyond our control. During the third quarter of 1999, cheese prices reached an all time high, but have since returned to more normal levels. Additionally, sustained increases in fuel costs could adversely affect profitability of our restaurant and commissary businesses.

4. Changes in consumer taste, demographic trends, traffic patterns and the type, number and location of competing restaurants could adversely affect our restaurant business.

5. Our restaurant operations are subject to federal and state laws governing such matters as wages, working conditions, citizenship requirements and overtime. A significant number of hourly personnel employed by us and our franchisees are paid at rates related to the federal minimum wage. Accordingly, further increases in the minimum wage will increase labor costs for us and our franchisees. Additionally, labor shortages in various markets could result in higher required wage rates.


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6.     Our international operations are subject to a number of additional factors, including international economic and political conditions, currency regulations and fluctuations, differing cultures and consumer preferences, diverse government regulations and structures, availability and cost of land and construction, and differing interpretation of the obligations established in franchise agreements with international franchisees. Accordingly, there can be no assurance that our international operations will achieve or maintain profitability or meet planned growth rates.

7. Our acquisition of Perfect Pizza and planned conversion of Perfect Pizza restaurants to Papa John's restaurants over the next three years represents the first time we have attempted to expand the Papa John's brand in this manner. There can be no assurance that all conversion issues will be identified and successfully addressed in a timely and cost-effective manner or that the existing Perfect Pizza market share can be successfully converted to Papa John's.